CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 25 to the Registration Statement (Form N-1A, No. 811-21664) of Pioneer Series Trust III, and to the incorporation by reference of our report, dated October 29, 2019, on Pioneer Disciplined Value Fund included (one of the funds comprising the Pioneer Series Trust III) in the Annual Reports to Shareholders for the fiscal year ended August 31, 2019.



                /s/ Ernst & Young LLP



Boston, Massachusetts
December 20, 2019